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                                                                      EXHIBIT 21

                                  Subsidiaries

PrimeEnergy Management Corporation, a New York corporation 100% owned by Corporation


Prime Operating Company, a Texas corporation 100% owned by
PrimeEnergy Corporation

Eastern Oil Well service Company, a West Virginia corporation 100% owned by PrimeEnergy Corporation

Southwest Oilfield Construction Company, an Oklahoma corporation, 100% owned by PrimeEnergy Corporation

E O W S Midland Company, a Texas corporation, 100% owned by PrimeEnergy Corporation